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                                   EXHIBIT 11

                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
            COMPUTATION OF NET EARNINGS PER SHARE OF COMMON STOCK (a)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                              Three Months Ended            Nine Months Ended
                                                                 September 30                 September 30
                                                                 ------------                 ------------
                                                             1996           1995          1996          1995
                                                             ----           ----          ----          ----
PRIMARY:
    Net earnings ....................................       $26,650        15,093        67,625        36,814
                                                            =======        ======        ======        ======

    Weighted average number of shares of common
      stock and common stock equivalents:
        Weighted average number of shares outstanding        75,890        67,802        73,404        67,044
        Dilutive effect of stock options ............         4,990         5,674         5,685         6,006
                                                            -------        ------        ------        ------
    Weighted average number of common stock
      and common stock equivalents ..................        80,880        73,476        79,089        73,050
                                                            =======        ======        ======        ======

    Earnings per common and common equivalent share .       $   .33           .21           .86           .50
                                                            =======        ======        ======        ======


FULLY-DILUTED:
    Net earnings ....................................       $26,650        15,093        67,625        36,814
                                                            =======        ======        ======        ======

    Weighted average number of shares of common
      stock and common stock equivalents:
        Weighted average number of shares outstanding        75,890        67,802        73,404        67,044
        Dilutive effect of stock options ............         5,472         6,504         6,055         6,860
                                                            -------        ------        ------        ------
    Weighted average number of common stock
      and common stock equivalents ..................        81,362        74,306        79,459        73,904
                                                            =======        ======        ======        ======

    Earnings per common and common equivalent share .       $   .33           .20           .85           .50
                                                            =======        ======        ======        ======

(a) All share and per share amounts in the earnings per share computation have been shown giving retroactive effect to the two-for-one stock split in March 1996.




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